As filed with the Securities and Exchange Commission on April 19, 2001

Registration No. 333-58726

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1

to
FORM S-3
REGISTRATION STATEMENT
Under the Securities Act of 1933

webMethods, Inc.

(Exact name of registrant as specified in its charter)

Delaware	54-1807654
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3930 Pender Drive

Fairfax, Virginia 22030
(703) 460-2500
(Address and telephone number of registrant’s principal offices)

Mr. Phillip Merrick

webMethods, Inc.
3930 Pender Drive
Fairfax, Virginia 22030
(703) 460-2500
(Name, address and telephone number of agent for service)

copy to:

ANDREW M. TUCKER

Shaw Pittman
1650 Tysons Boulevard
McLean, Virginia 22102
(703) 770-7900

     Approximate date of commencement of proposed sale to the public: Within sixty (60) days after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 19, 2001

Preliminary Prospectus

232,511 Shares

COMMON STOCK

      All of the shares of our common stock offered by this prospectus are being offered by one of our stockholders on a delayed or continuous basis. The 232,511 shares of our common stock offered by this prospectus were originally issued by us in connection with our acquisition of Intelliframe Corporation.

      The prices at which our stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares. We will bear the costs relating to the registration of the shares being offered by this prospectus, other than selling commissions.

      Our common stock is quoted on The Nasdaq National Market under the symbol “WEBM.” The last reported sale price of our common stock on April 18, 2001 was $35.30 per share.

      Investing in our common stock involves risks. See “Risk Factors” beginning on page 1 for a discussion of certain risks and uncertainties that prospective purchasers should consider.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April   , 2001.

RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RECENT EVENTS
OUR COMPANY
SELLING STOCKHOLDER
USE OF PROCEEDS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE
SIGNATURES
Opinion of Shaw Pittman re: legality
Consent of PricewaterhouseCoopers, LLP

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information other than that which is contained or referred to in this prospectus. This prospectus may only be accurate as of the date of this document.

RISK FACTORS

      An investment in our common stock involves a high degree of risk. Potential investors in our company’s stock should carefully consider the following risks and uncertainties before deciding to invest in our company.

Unanticipated fluctuations in our quarterly operating results could affect the price of our stock.

      We believe that quarter-to-quarter comparisons of our financial results are not necessarily meaningful indicators of our future operating results and should not be relied on as an indication of our future performance. If our quarterly operating results fail to meet the expectations of analysts, the trading price of shares of our common stock could be negatively affected. Our quarterly operating results have varied substantially in the past and may vary substantially in the future depending upon a number of factors, including the amount and timing of operating costs relating to expansion of our business, operations and infrastructure and the number and timing of new hires. We plan to continue to increase our operating expenses to expand our sales and marketing operations and fund greater levels of research and development. Our operating expenses, which include sales and marketing, research and development and general and administrative expenses, are based on our expectations of future revenues and are relatively fixed in the short term. If revenue falls below our expectations in a quarter and we are not able to quickly reduce our spending in response, our operating results for that quarter could be harmed. It is possible that in some future quarter our operating results may be below the expectations of public market analysts and investors and, as a result, the price of our common stock may fall. In addition, the stock market, particularly the stock prices of Internet-related companies, has been very volatile. This volatility is often not related to the operating performance of the companies. From our initial public offering in February 2000 until March 31, 2001, the closing price of our common stock on The Nasdaq National Market has ranged from a high of $308.06 to a low of $20.875. Fluctuations in the price of our common stock may affect our visibility and credibility in our market.

Growth of our sales may slow down from time to time, causing our quarterly operating results to fluctuate.

      At certain times during the year, we may experience a slowing down in the growth rate for sales of our software products and services. For example, the growth rate for the sale of our products and services during summer months may be slower than at other times during year, particularly in European markets. In the future, we may have slower growth due to patterns in the capital budgeting and purchasing cycles of our current and prospective customers. These periods of slower growth may lead to fluctuations in our quarterly operating results. In addition, variations in sales cycles may have an impact on the timing of our revenue, which in turn could cause our quarterly operating results to fluctuate. To successfully sell our software and services, we generally must educate our potential customers regarding their use and benefits, which can require significant time and resources. Any delay in sales of our products and services could cause our operating results to vary significantly from quarter to quarter, which could result in volatility in the stock price of the company.

Our executive officers and certain key personnel are critical to our business, and these officers and key personnel may not always remain with us.

      Our success depends upon the continued service of our executive officers and other key employees, and none of these officers or key employees is bound by an employment agreement for any specific term. If we lose the services of one or more of our executive officers or key employees, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us, our business, operating results and financial condition could be harmed. In particular, Phillip Merrick, our Chairman of the Board and Chief Executive Officer, and R. James Green, our Chief Technology Officer and Executive Vice President of Product Development, would be particularly difficult to replace. Our future success will also depend in large part on our ability to attract and retain experienced technical, sales, marketing and management personnel.

We rely on system integrators and other strategic relationships to implement and promote our software products and, if these relationships terminate, we may lose important deals and marketing opportunities.

      We have established strategic relationships with B2B e-commerce marketplaces, resellers, enterprise application software providers, hardware platform and software applications developers, service providers, system integrators and other technology leaders. These relationships expose our software to many potential customers to which we may not otherwise have access. In addition, these relationships provide us with insights into new technology and with third-party service providers that our customers can use for implementation assistance. If our relationships with any of these organizations were terminated or if we failed to work effectively with our partners or to grow our base of these types of partners, we might lose important opportunities, including sales and marketing opportunities, and our business may suffer. In general, our partners are not required to market or promote our products and generally are not restricted from working with competing software companies. Accordingly, our success will depend on their willingness and ability to devote sufficient resources and efforts to marketing our software products rather than the products of others. If these relationships are not successful, we will have to devote substantially more resources to the distribution, sales and marketing, implementation and support of our products than we would otherwise, and our efforts may not be as effective as those of our partners, which would harm our business.

Our operating results may decline and our customers may become dissatisfied if we do not expand our professional services organization or if we are unable to establish and maintain relationships with third-party implementation providers.

      We cannot be certain that we can attract or retain a sufficient number of highly qualified professional services personnel. Customers that license our software typically engage our professional services staff or third party consultants to assist with support, training, consulting and implementation. We believe that growth in our software sales depends on our ability to provide our customers with these services and to attract and educate third-party consultants to provide similar services. As a result, we plan to increase the number of our professional services personnel and third party consultants to meet these needs. New professional services personnel and service providers will require training and education and take time to reach full productivity. Competition for qualified personnel and service providers is intense, particularly because we are in a new market and only a limited number of individuals have acquired the skills needed to provide the services our customers require. Our business may be harmed if we are unable to expand our professional services organization and establish and maintain relationships with third-party implementation providers.

Because our products incorporate technology licensed from third parties, the loss of our right to use this licensed technology could harm our business.

      We license technology that is incorporated into our products from third parties. Any significant interruption in the supply or support of any licensed software could adversely affect our sales, unless and until we can replace the functionality provided by this licensed software. Because our products incorporate software developed and maintained by third parties, we depend on these third parties to deliver and support reliable products, enhance our current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. The failure of these third parties to meet these criteria could harm our business.

Our software must integrate with applications made by third parties, and, if we lose access to the programming interfaces for these applications, or if we are unable to modify our products or develop new products in response to changes in these applications, our business could suffer.

      Our software uses software components called Adapters to communicate with our customers’ enterprise applications. Our ability to develop these Adapters is largely dependent on our ability to gain access to the application programming interfaces, or APIs, for the applications, and we may not have access to necessary APIs in the future. APIs are written and controlled by the application provider.

Accordingly, if an application provider becomes a competitor by entering the B2B market, it could restrict access to its APIs for competitive reasons. Our business could suffer if we are unable to gain access to these APIs. Furthermore, we may need to modify our software products or develop new Adapters in the future as new applications or newer versions of existing applications are introduced. If we fail to continue to develop Adapters or respond to new applications or newer versions of existing applications, our business could suffer. We rely in part on third parties to develop Adapters necessary for the integration of applications using our software. We cannot be certain that these companies will continue to develop these Adapters, or that, if they do not continue to do so, that we will be able to develop these Adapters internally in a timely or efficient manner. In addition, we cannot be certain that Adapters developed by third parties will not contain undetected errors or defects, which could harm our reputation, result in product liability or decrease the market acceptance of our products.

Our revenues may decline and we may lose important sales and marketing opportunities if our relationship with some of our strategic partners changes or terminates.

      We currently have several strategic partners, such as SAP AG, J. D. Edwards, EDS and i2 Technologies, that we believe provide us with important sales and marketing opportunities. In addition, these relationships may include additional business opportunities, such as the SAP AG development partner agreement, under which we are the supplier of enterprise application integration technology for the SAP Business Connector. Although the specific partners or the opportunities they present for us may change from period to period, we expect that curtailing or terminating our relationship with any of our key strategic partners could result in decreased sales and marketing opportunities, and reduce our exposure to new customer bases, which could have a material adverse effect on our business, financial condition and results.

If our customers do not renew their licenses, we may lose a recurring revenue stream, which could harm our operating results.

      Although most enterprise software providers offer perpetual licenses with a single payment received at the time of the license grant, we typically license our software products on a two-year renewable basis. We first shipped webMethods B2B in June 1998 and we first began licensing webMethods Enterprise on a renewable basis in August 2000. To date, only a few of our more significant licenses have reached their respective renewal dates. If a significant portion of our customers were to elect not to renew their licenses for our software or were to seek perpetual licenses in the future, we would lose a recurring revenue stream on which we base our business model, which could harm our business, operating results and financial condition.

We may not be able to increase market awareness and sales of our software if we do not expand our sales and distribution capabilities.

      We need to substantially expand our direct and indirect sales and distribution efforts, both domestically and internationally, in order to increase market awareness and sales of our software products and the related services we offer. We have recently expanded our direct sales force and plan to hire additional sales personnel. Our software products require a sophisticated sales effort targeted at multiple departments within an organization. Competition for qualified sales and marketing personnel is intense, and we might not be able to hire and retain adequate numbers of such personnel to maintain our growth. New hires will require training and take time to achieve full productivity. Our competitors have attempted to hire employees away from us, and we expect that they will continue such attempts in the future. We also plan to expand our relationships with system integrators, enterprise software vendors and other third-party resellers to further develop our indirect sales channel. As we continue to develop our indirect sales channel, we will need to manage potential conflicts between our direct sales force and third party reselling efforts.

We intend to continue expanding our international sales efforts but do not have substantial experience in international markets.

      We have been, and intend to continue, expanding our international sales efforts. We have limited experience in marketing, selling and supporting our software and services abroad. Expansion of our international operations will require a significant amount of attention from our management and substantial financial resources. If we are unable to continue expanding our international operations successfully and in a timely manner, our business and operating results could be harmed. In addition, doing business internationally involves additional risks, particularly: the difficulties and costs of staffing and managing foreign operations; unexpected changes in regulatory requirements, taxes, trade laws and tariffs; differing intellectual property rights; differing labor regulations; and changes in a specific country’s or region’s political or economic conditions.

The integration software market is highly competitive, and we may not be able to compete effectively.

      The market for integration software solutions is rapidly changing and intensely competitive. There are a variety of methods available for integration software. We expect that competition will remain intense as the number of entrants and new technologies increases. We do not know if our target markets will widely adopt and deploy integration products such as our software products. If integration products such as our software products are not widely adopted by our target markets or if we are not able to compete successfully against current or future competitors, our business, operating results and financial condition may be harmed. Our current and potential competitors include, among others, large software vendors, companies and trading exchanges that develop their own integration and e-commerce solutions, electronic data interchange, or EDI, vendors, vendors of proprietary enterprise application integration, or EAI, solutions and application server vendors who have added eXtensible Markup Language, or XML, capabilities to their products. We also face competition for some aspects of our product and service offerings from major system integrators, both independently and in conjunction with corporate in-house information technology departments, which have traditionally been the prevalent resource for application integration. In addition, our customers and companies with whom we currently have strategic relationships may become competitors in the future. Some of our competitors or potential competitors may have more experience developing Internet-based software, larger technical staffs, larger customer bases, more established distribution channels, greater brand recognition and greater financial, marketing and other resources than we do. Our competitors may be able to develop products and services that are superior to our software and services, that achieve greater customer acceptance or that have significantly improved functionality or performance as compared to our existing software and future products and services. In addition, negotiating and maintaining favorable customer and strategic relationships is critical to our business. Our competitors may be able to negotiate strategic relationships on more favorable terms than we are able to negotiate. Many of our competitors may also have well-established relationships with our existing and prospective customers. Increased competition may result in reduced margins, loss of sales or decreased market share, which in turn could harm our business, operating results and financial condition.

If we experience delays in developing our software, or if our software contains defects, we could lose customers and revenue.

      We expect that the rapid evolution of Internet-based applications and standards, as well as general technology trends such as changes in or introductions of operating systems, will require us to adapt our software products to remain competitive. Our products could become obsolete and unmarketable if we are unable to adapt to new technologies or standards. Software as complex as ours often contains known and undetected errors or performance problems. Many serious defects are frequently found during the period immediately following introduction of new software or enhancements to existing software. Internal quality assurance testing and customer testing may reveal product performance issues or desirable feature enhancements that could lead us to postpone the release of new versions of our software. The reallocation of resources associated with any postponement could cause delays in the development and release of future enhancements to our currently available software. Although we attempt to resolve all errors that we believe would be considered serious by our customers, our software is not error-free. Undetected errors or performance problems may be discovered in the future, and known errors that we consider minor may be considered serious by our customers. This could result in lost revenue or delays in customer deployment and would be detrimental to our reputation, which could harm our business, operating results and financial condition. If our software products experience performance problems, we may have to increase our product development costs and divert our product development resources to address the problems. In addition, because our customers depend on our software for their critical systems and business functions, any interruptions could cause our customers to initiate product liability suits against us.

We are a young company and have a limited operating history with which to evaluate our respective business and prospects.

      We commenced operations in June 1996 and first shipped webMethods B2B in June 1998. Active Software was incorporated in September 1995 and commercially released its first software product in August 1996. We have been operating as a combined company since August 2000. If we do not generate sufficient cash resources from our business to fund operations, our growth could be limited unless we are able to obtain additional capital through public or private equity or debt financings. If we are unable to grow as planned, our chances of achieving and maintaining profitability could be reduced, which, in turn, could have a material adverse effect on the market price of our common stock. Our products are complex and generally involve significant capital expenditures by our customers. We do not have a long history of selling our products and will have to devote substantial resources to educate prospective customers about the benefits of our software products. Our efforts to educate potential customers may not result in our products achieving market acceptance. In addition, many of these prospective customers have made significant investments in internally developed or custom systems and would incur significant costs in switching to third party products such as ours. Furthermore, even if our products are effective, our target customers may not choose them for technical, cost, support or other reasons. If the market for our products fails to grow or grows more slowly than we anticipate, our business could suffer.

We have experienced significant growth in our business in recent periods, and we may not be able to manage our future growth successfully.

      Our ability to successfully offer software and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. Our growth could be limited if we or our partners are unable to provide to our customers in a timely manner the implementation services sometimes required for the successful installation and use of our products. In addition, our management team may not be able to achieve the rapid execution necessary to fully exploit the market for our products and services. We have increased, and plan to continue to increase, the scope of our operations at a rapid rate. Our total revenues have grown to approximately $140 million for the nine-month period ending December 31, 2000, from $60.1 million for the year ended March 31, 2000. The number of people we employ has grown and will continue to grow substantially. As of March 31, 2001, we had a total of 526 employees. As of December 31, 2000, we had a total of 820 employees. Future expansion efforts could be expensive and may strain our managerial and other resources. To manage future growth effectively, we must maintain and enhance our financial and accounting systems and controls, integrate new personnel, manage expanded operations and our relationships with our customers, suppliers and partners. If we do not manage growth properly, it could harm our business, operating results and financial condition.

We may still face challenges that may prevent us from successfully completing the integration of our recent acquisitions.

      The integration of acquired businesses into our existing business is a complex, time-consuming and expensive process. We have acquired several businesses in the past year and still face certain challenges that, if not met successfully, may prevent us from successfully completing the integration of these businesses into our company. We may still encounter difficulties, costs and delays involved in integrating operations, including: the inability to market successfully an integrated line of products and services to our customers; the inability to retain key employees over a long period of time; and the diversion of management’s attention and financial resources from other ongoing business concerns. If we do not successfully complete the integration of these acquired businesses into our company, or if we are unable to achieve the perceived benefits of these acquisitions as rapidly as, or to the extent, anticipated by financial or industry analysts, the market price of our common stock may decline.

Any future acquisitions of companies or technologies may result in disruptions to our business or the distraction of our management.

      We may acquire or make investments in other complementary businesses and technologies in the future. We may not be able to identify other future suitable acquisition or investment candidates, and even if we identify suitable candidates, may not be able to make these acquisitions or investments on commercially acceptable terms, or at all. If we acquire or invest in other companies, we may not be able to realize the benefits we expected to achieve at the time of entering into the transaction. In any future acquisitions, we will likely face many or all of the risks inherent in integrating two corporate cultures, product lines, operations and businesses. Further, we may have to incur debt or issue equity securities to pay for any future acquisitions or investments, the issuance of which could be dilutive to our existing stockholders.

We may not have sufficient resources available to us in the future to take advantage of certain opportunities.

      In the future, we may not have sufficient resources available to us to take advantage of growth, product development or marketing opportunities. We may need to raise additional funds in the future through public or private debt or equity financings in order to: take advantage of opportunities, including more rapid international expansion or acquisitions of complementary businesses or technologies; develop new products or services; or respond to competitive pressures. Additional financing needed by us in the future may not be available on terms favorable to us, if at all. If adequate funds are not available, not available on a timely basis, or are not available on acceptable terms, we may not be able to take advantage of opportunities, develop new products or services or otherwise respond to unanticipated competitive pressures. In such case, our business, operating results and financial condition could be harmed.

If we are unable to protect our intellectual property, we may lose a valuable asset, experience reduced market share, or incur costly litigation to protect our rights.

      Our success depends, in part, upon our proprietary technology and other intellectual property rights. To date, we have relied primarily on a combination of copyright, trade secret, trademark and patent laws, and nondisclosure and other contractual restrictions on copying and distribution to protect our proprietary technology. We have pending patent applications for technology related to our software, but we cannot assure you that these applications will be successful. A small number of our agreements with customers and system integrators contain provisions regarding the rights of third parties to obtain the source code for our software, which may limit our ability to protect our intellectual property rights in the future. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. In addition, other parties may breach confidentiality agreements or other protective contracts we have entered into, and we may not be able to enforce our rights in the event of these breaches. Furthermore, we expect to continue increasing our international operations in the future, and the laws of certain foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States. Our means of protecting our intellectual property rights in the United States or abroad may not be adequate to fully protect our intellectual property rights. Litigation to enforce our intellectual property rights or protect our trade secrets could result in substantial costs and may not be successful. Any inability to protect our intellectual property rights could seriously harm our business, operating results and financial condition.

Third party claims that we infringe upon their intellectual property rights could be costly to defend or settle.

      Litigation regarding intellectual property rights is common in the Internet and software industries. We expect that Internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. We may from time to time encounter disputes over rights and obligations concerning intellectual property. Although we believe that our intellectual property rights are sufficient to allow us to market our software without incurring liability to third parties, third parties may bring claims of infringement against us. Such claims may be with or without merit. Any litigation to defend against claims of infringement or invalidity could result in substantial costs and diversion of resources. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our software. Our business, operating results and financial condition could be harmed if any of these events occurred. Furthermore, former employers of our current and future employees may assert that our employees have improperly disclosed confidential or proprietary information to us. In addition, we have agreed, and may agree in the future, to indemnify certain of our customers against claims that our software infringes upon the intellectual property rights of others. We could incur substantial costs in defending ourself and our customers against infringement claims. In the event of a claim of infringement, we, as well as our customers, may be required to obtain one or more licenses from third parties. We, or our customers, may be unable to obtain necessary licenses from third parties at a reasonable cost, or at all. Defense of any lawsuit or failure to obtain any such required licenses could harm our business, operating results and financial condition.

Because our products could interfere with the operations of our customers’ other software applications, we may be subject to potential product liability and warranty claims by these customers, which may be time consuming, costly to defend and may not be adequately covered by insurance.

      Our software is integrated with our customers’ networks and software applications and is often used for mission critical applications such as Internet commerce. Errors, defects or other performance problems could result in financial or other damages to our customers. Customers could seek damages for losses from us, which, if successful, could have a material adverse effect on our business, operating results or financial condition. In addition, the failure of our products to perform to customer expectations could give rise to warranty claims. Although our license agreements typically contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions. We have not experienced any product liability claims to date. However, a product liability claim brought against us, even if not successful, could be time consuming and costly to defend and could harm our reputation. In addition, although we carry general liability insurance, our current insurance coverage would likely be insufficient to protect us from all liability that may be imposed under these types of claims.

Because market participants in some markets have adopted industry specific technologies, we may need to expend significant resources in order to address specific markets.

      Our strategy is to continue developing our B2Bi software to be broadly applicable to many industries. However, in some markets, market participants have adopted core technologies that are specific to their markets. For example, many companies in the healthcare and financial services industries have adopted industry-specific protocols for the interchange of information. In order to successfully sell our products to companies in these markets, we may need to expand or enhance our products to adapt to these industry-specific technologies, which could be costly and require the diversion of engineering resources.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Some of the information in this prospectus and in the documents that we incorporate by reference into this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology.

      These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Actual events or results may differ materially and we are under no duty to notify you if we learn that our assumptions or projections are incorrect. In evaluating these statements, you should specifically consider various factors, including the risks outlined under “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement.

RECENT EVENTS

      On April 4, 2001, we announced preliminary results for our fiscal fourth quarter ended March 31, 2001. We expect to report quarterly revenues in the range of $60 million to $62 million, and annual revenues of $200 million to $202 million. Our expected quarterly revenues would represent an increase of approximately 165% over the same period last year and an increase of approximately 3% over last quarter. Based on these anticipated figures, we expect to report earnings per share in the range of zero to a loss of $0.03 per share, excluding acquisition and non-cash charges related to amortization of deferred stock compensation, goodwill and acquired intangibles, and in-process research and development charges. We expect to release actual fourth quarter results on or about April 25, 2001.

      On April 12, 2001, we filed a Schedule TO relating to a voluntary stock option exchange program for our employees. We are implementing the exchange program as part of our ongoing commitment to retain our employees. Under the program, our employees have the opportunity to cancel outstanding stock options granted on or before March 31, 2001, that have an exercise price of $40 or more, in exchange for a new option grant of an equal number of shares. The new options will be issued no earlier than six months and one day after the date the original options are cancelled. The exercise price of the new options will be based on the fair market value of our common stock at the time of the new option grant. Our directors are not eligible to participate in the exchange program.

OUR COMPANY

      webMethods was organized in Delaware in 1996. We completed our initial public offering in February 2000. Our executive offices are located at 3930 Pender Drive, Fairfax, Virginia 22030 and we have offices across the United States, Europe and Asia Pacific. Our telephone number is (703) 460-2500.

Overview

      We are a leading provider of infrastructure software and services for comprehensive end-to-end integration solutions that enable our customers to achieve comprehensive automation of business processes by integrating their systems in real time. Our customers use our software, webMethods B2B, webMethods Enterprise, and webMethods Mainframe Integration Server to integrate business processes among different systems within the enterprise through the real-time exchange of information and to work more closely with their customers, suppliers and other business partners through the real-time exchange of information and transactions. We achieve this comprehensive, real-time integration with webMethods B2Bi Solutions Suite software, the first end-to-end solution that operates inside, outside and across corporate firewalls. With the combined functionality of webMethods Enterprise, webMethods B2B, and webMethods Mainframe Integration Server, webMethods B2Bi Solution Suite enables a company not only to integrate its portfolio of existing enterprise applications, but also to extend these applications to its customers, suppliers and other business partners. As a result, a company can exchange information in real time, enabling its business to operate faster and more efficiently and to use intranets and the Internet to conduct electronic transactions internally and with customers, suppliers and B2B partners. In addition, our software is incorporated into the operation of a number of major business-to-business marketplaces.

      webMethods B2Bi Solution Suite permits our customers to rapidly and cost effectively deploy new real-time business-to-business e-commerce applications by both integrating their existing internal enterprise systems and by integrating these systems with those of their business partners. For example, webMethods Enterprise can improve supply chain management by automating, without costly custom programming, various internal business processes such as procurement, order processing, inventory management, shipping and fulfillment systems and enterprise resource planning systems. webMethods B2B can improve supply chain management by integrating the processes of our customer with similar processes of its customers, suppliers and business partners. webMethods Mainframe Integration Server enables integration with existing mainframe systems used in Global 2000 organizations. By using webMethods Enterprise software, webMethods Mainframe Integration Server and webMethods B2B software, either alone or together as part of a comprehensive integration solution, we believe that our customers can:

•	create new revenue opportunities due to improved customer retention, improved customer service and the ability to deliver additional value-added services and customized product offerings;

•	accelerate time-to-market for new products and services by integrating internal applications into a platform and integrating and synchronizing this platform with end-to-end information flow between enterprise applications and B2B partners;

•	strengthen relationships with their customers, suppliers and business partners due to new direct, secure connections across multiple computing platforms, applications and protocols;

•	improve supply chain efficiencies through shortened cycle times, lower inventories and reduced error rates; and

•	increase return on investment from existing enterprise software systems.

      We market our software globally through a direct sales force and a number of resellers and systems integrators. A key element of our sales and marketing strategy is to leverage relationships with our customers and business partners. We believe that by providing solutions to leading buyers, suppliers, portals and enterprise software and hardware companies pursuing enterprise application integration, or EAI, solutions, B2B e-commerce opportunities or comprehensive end-to-end solutions, our software sales will increase substantially as our technologies become more widely deployed in the marketplace. Our installed base of customers has helped fuel demand for our products by introducing the customers, suppliers and other business partners of our customers to our products.

      webMethods B2Bi Solution Suite, webMethods B2B, webMethods Enterprise and webMethods Mainframe Integration Server, have been licensed to customers in a variety of industries including high-technology manufacturing, telecommunications, financial services, shipping and logistics, chemicals and insurance. As of December 31, 2000, we had over 550 customers, including Cisco Systems, Citibank, Motorola, Starbucks, SAP AG, Eastman Chemical, W.W. Grainger, Dell Computer, Hewlett Packard, Compaq Computer, Federal Express, Ford Motor Company, Dun & Bradstreet, Lucent and Lexmark. In addition, we have established strategic relationships with leading business-to-business e-commerce marketplaces such as mySAP.com, the Ariba Network, Commerce One, Converge, Grainger.com, ChemConnect, Staples.com, Buzzsaw, TPN Marketplace, e-Steel, retail.com, ForestExpress, PaperExchange, and PetroCosm, many of which have purchased our software to operate their trading networks. We also have strategic relationships with enterprise application vendors that incorporate our technology into their software or resell our software. We have business relationships with leading independent software vendors and system integrators including Ariba, Cisco, Commerce One, Deloitte Consulting, EDS, J.D. Edwards, KPMG, i2 Technologies, Microsoft, Oracle, SAP AG, Siebel Systems and others.

Industry Background

Proliferation and variety of internal applications

      Over the past decade, enterprise computing environments have undergone a significant transformation. This transformation has been driven by accelerating organizational demands for flexibility, efficiency, and speed in order to more effectively respond to a rapidly changing business environment and increasingly global marketplace. In parallel, there has been a shift from in-house, custom development of mission-critical applications to the purchase of these applications and related services from third-party vendors. Packaged applications have spread throughout the enterprise to address many highly strategic business functions, including resource planning, management of supply and distribution networks, customer relationship management, sales force automation, business decision support and e-commerce. In this new corporate environment, a single business process can require access to data and information from many distinct applications, none of which are designed to communicate seamlessly and in real time with the others.

      Companies have invested an enormous amount of financial and technical resources in developing and deploying a broad range of packaged and custom applications. To take full advantage of these investments, it has become critical for companies to efficiently integrate these applications. META Group estimates that the average Fortune 1000 company maintains 49 distinct enterprise applications and spends from one-quarter to one-third of its total information technology budget on integration-related efforts. The complexity of this integration challenge has historically required time-consuming, expensive, custom-developed in-house solutions or third-party specialized consulting and system integration services. More recently, the market for third-party EAI software has emerged to provide this integration capability as a packaged solution. Driven by the increasingly business-critical need for integration, the application and data integration software market is projected by the Yankee Group to reach a total size of $5 billion by 2001.

Growth of the Internet and business-to-business electronic commerce

      The competitive environment for businesses has intensified dramatically in recent years, causing companies to seek new ways to generate sustainable competitive advantages. As competition has increased and markets have become more dynamic, companies have begun to recognize that they must coordinate more closely with their customers, suppliers and business partners.

      Against this backdrop, the explosive emergence of the Internet has further changed the nature and pace of business operations and competition. The Internet has emerged as a crucial medium for electronic commerce. The widespread adoption of the Internet as a business communications platform has created a foundation for B2B e-commerce that has already enabled organizations to tap new revenue streams, streamline cumbersome processes, lower costs and improve productivity. Companies are now able to conduct business electronically through an Internet-enabled real-time network of customers, suppliers and partners. As a result, the ability to integrate conduct business electronically has become a critical strategic objective. Companies need to integrate all aspects of their enterprises, including back-office operations and processing, front-office applications, such as sales, marketing and customer service, and supplier management systems, such as planning, sourcing, purchasing, fulfillment and inventory control. For example, a company can now give its suppliers and partners real-time electronic access to its scheduling, billing and inventory information, thereby enhancing communication, reducing operating costs and creating a networked organization that takes advantage of supplier and partner strengths in ways not previously possible. To compete successfully, a company needs an integration platform that allows it to adapt quickly to changing market conditions, accelerate time to market, enhance relationships with customers, suppliers and partners, and reduce operating costs.

      Traditional enterprise applications alone, however, do not readily support business processes beyond the borders of an enterprise. As a result, companies relying only on their enterprise applications have not been able to easily integrate their business processes with those of their customers, suppliers and other business partners to achieve productivity gains.

      We believe the next wave of business innovation will focus on greater collaboration among businesses and the sharing of business processes among members of a business community. Businesses are seeking a comprehensive integration solution that allows them to utilize their existing portfolio of enterprise applications to exchange information and transact business with customers, suppliers and other business partners over the Internet.

      Based on the growth of the Internet and the expectations for growth in e-commerce, we believe the market opportunity for integration software and services is substantial. Research has been conducted to project the size of the integration software market. This research is based on interviews and surveys of industry associations and companies and measures only revenue to be received from Internet commerce sites. According to Forrester Research, revenue generated from business-to-business e-commerce will exceed $2.7 trillion by 2003, representing a far larger market opportunity than business-to-consumer e-commerce. Forrester Research also estimates that B2B e-commerce will account for more than 90% of U.S. e-commerce transactions by 2004. In an attempt to capitalize on this opportunity, businesses are spending heavily to develop the infrastructure to communicate and transact business effectively over the Internet. International Data Corporation, or IDC, projects that the worldwide Internet commerce application market will grow from $444 million in 1998 to over $13 billion in 2003.

Current approaches to enterprise application integration are inadequate

      We believe that traditional integration and EAI solutions fail to fully capitalize on the benefits of Internet technologies and do not adequately address the challenges of business-to-business integration. These solutions are often inflexible and rigid, lack key functionality, such as security and integration management and monitoring, and do not offer the speed of implementation and time-to-market benefits required in today’s business environment. As a result, we believe that there is a significant opportunity for a vendor who can provide a platform that enables seamless, real-time and efficient integration across the extended enterprise of B2B trading partners. This platform needs to provide the following key capabilities:

•	Comprehensive, Robust Solution: a comprehensive, end-to-end solution for business-to-business integration, or B2Bi, inside the enterprise and with B2B trading partners and customers over the Internet that does not require substantial custom programming;

•	Dynamic Adaptability: a system designed to adapt quickly and efficiently to changing business operations, rules and processes, and to accommodate change without additional programming;

•	Scalability: a system that easily accommodates a wide range of transaction and data flow volumes across locally and globally-distributed networks;

•	Extensibility: flexibility to allow for the efficient incorporation of, and integration with, evolving technologies;

•	Security: inherent state-of-the-art security and administrative capabilities designed for integration among an enterprise and its customers, suppliers and partners; and

•	Management and Monitoring: efficient, easy-to-use and centralized management and monitoring of the integration platform and all of its components.

Current approaches to business-to-business integration are inadequate

      The variety of computing environments and the inability to share information across those environments have been a major impediment to business-to-business integration. For example, the co-existence of mainframe-based legacy systems and enterprise applications within a single business often makes it difficult to share information internally. More importantly, many organizations’ applications, particularly their enterprise resource planning, or ERP, systems, were not designed to communicate outside of a single enterprise, making business-to-business communication difficult.

      Current B2Bi approaches are costly, problematic and ineffective. For example, traditional electronic data interchange, or EDI, is inflexible because it is based on pre-defined, fixed data formats that are not easily adjusted. EDI usually requires the use of expensive and proprietary communications networks and software and often requires difficult and time-consuming point-to-point integration. In addition, EDI is not readily scalable for large numbers of business partners, and because it is batch processed, it lacks real-time data exchange capability. It has taken years and millions of dollars to implement EDI trading networks among large communities of business partners.

      EAI software and other middleware technologies alone also fail to fully deliver comprehensive integration. These packages integrate systems within a single company, but typically cannot provide the open and scalable inter-company integration that is critical for comprehensive integration. Traditional EAI solutions rely on proprietary, custom architectures and software, which must be implemented by all parties to enable any inter-company usage. It is difficult to convince multiple parties in a trading network to implement the same products or technologies. In addition, EAI solutions experience operating difficulties because many corporate security firewalls do not readily recognize the communications protocols these solutions employ.

      First generation e-business Web sites based on Hypertext Markup Language, or HTML, also do not address the requirements of comprehensive integration. HTML is designed chiefly for the presentation of data, and does not directly support data exchange between the enterprise applications of participating companies. Since these Web sites were designed primarily for human-to-system communication, they are difficult to incorporate into shared multi-company business processes that require system-to-system communication. Achieving this integration usually requires significant re-keying of data from at least one, if not both, parties to a transaction, increasing costs and rates of error. For example, many large companies that procure goods from their suppliers’ Web sites must first enter orders into an internal enterprise application and then completely re-key them into vendors’ Web sites through their Web browsers.

      While recently developed Internet procurement and order management applications often reduce the overall cost of procurement, they do not provide comprehensive integration. These applications generally focus on ordering goods, such as office supplies, that do not become part of a finished product, rather than the procurement of goods that become part of a company’s own products. The automation of procurement over the Internet of goods used to manufacture a product requires inter-company, system-to-system integration of ERP and manufacturing applications.

      A comprehensive integration solution must integrate a company’s internal enterprise applications, while providing companies with integrated direct links to their major customers and suppliers, while also facilitating participation in B2B marketplaces to leverage their networks of buyers and suppliers. It should also allow companies to offer their business partners the ability to exchange information and conduct transactions across the Internet securely, reliably and in real time, regardless of installed technology infrastructure. To meet the challenges raised by the changing competitive environment, organizations are searching for a solution that provides comprehensive integration. The existing approaches have proven inadequate due to their high cost, inflexibility and inability to easily adapt to large numbers of business partners. In addition, existing approaches have typically encountered difficulties working across many corporate security infrastructures.

The webMethods solution

      Our solution provides the foundation for a new class of comprehensive end-to-end software integration solutions for companies and industry trading exchanges that can be delivered with shorter, more cost-effective implementation cycles, the ability to scale to large numbers of business partners, and greater security and transactional integrity. webMethods B2Bi Solution Suite is the first end-to-end solution that operates inside, outside and across corporate firewalls. We believe that webMethods Enterprise, webMethods Mainframe Integration Server and webMethods B2B, whether used alone or together as part of a comprehensive end-to-end solution, provide significant benefits to our customers.

      Our EAI solution involves developing, marketing and supporting comprehensive integration software products that enable our customers to more quickly expand and capitalize upon greater business opportunities. webMethods Enterprise software connects a wide range of enterprise applications and systems and provides a comprehensive software platform for integrating these applications with minimal custom programming.

      Increased Operational Efficiency. webMethods Enterprise is critical to the success of customers because it integrates the “last mile” of business processes that may span many partners, companies or divisions inside a company. webMethods Enterprise enables companies to increase their operational efficiency by streamlining operations and providing up-to-date accurate information in real-time across a complete range of enterprise applications. For example, a company may have an ERP system such as SAP, a CRM system such as Siebel as well as custom-developed applications for managing inventory or production. By integrating these systems in real time, we enable customers to ensure that there is consistent, up-to-date information in all systems at all times. This eliminates problems that arise from data inconsistency that can impact quality of customer service and cause delays and inefficiencies in operations. webMethods Enterprise has a broad range of software Adapters for integrating with all of the leading enterprise systems and applications so that customers can quickly integrate their internal systems. webMethods Enterprise includes a complete set of visual modeling tools which enable business application analysts to integrate their systems without writing custom code. This is much faster than the custom programming required in competing approaches.

      Complete Mainframe Integration. Similarly, webMethods Mainframe Integration Server provides a unique capability not found in competing products which enables companies to easily integrate with existing legacy mainframe systems. Because 70% of the world’s structured data resides in mainframe systems, this is a critical differentiator for webMethods and has enabled us to be successful with large Global 2000 organizations. webMethods Mainframe Integration Server provides a non-invasive approach to mainframe integration meaning it does not require extensive programming or changes to the mainframe systems.

      webMethods B2B provides companies with integrated direct links to buyers and suppliers, connects them to major B2B marketplaces and enables real-time, interactive communication through the Internet regardless of existing technology infrastructure. The webMethods B2B software provides support for a broad range of current and emerging B2B communication standards, including eXtensible Markup Language, or XML, traditional EDI, Open Buying on the Internet, or OBI, and XML-based e-commerce frameworks, such as RosettaNet, cXML, Commerce One’s xCBL and Microsoft BizTalk. With webMethods B2B, the benefits provided by internally focused enterprise applications can be extended beyond a single company to its customers, suppliers and business partners. We also offer our customers the ability to choose varying levels of business partner integration, from minimal integration with a single business partner to full integration across an entire trading network. In addition, because our B2B solution operates with many disparate systems and supports many different B2B communication standards, it can be implemented by multiple business partners without long and expensive implementation cycles or the need for consensus among business partners regarding communication standards. We believe the webMethods B2Bi Solution Suite provides the following compelling and strategic business benefits to our customers:

      New Revenue Opportunities. webMethods B2Bi Solution Suite enables companies to increase market share by allowing them to bring products to market more quickly, and to provide value-added services to their customers. For example, a manufacturer can use our software to make it easier for customers to purchase products by linking its customer’s internal procurement application directly to the manufacturer’s ordering system. Value-added services may also include the provision of data concerning purchased goods for direct incorporation into a customer’s asset management system. In the financial services industry, the ability of webMethods B2B to manage and exchange many XML document formats can be used to create and configure new financial products and services. This capability allows companies to rapidly offer new and more targeted products and services to customers.

      Strengthened Relationships with Customers, Suppliers and Trading Partners. The webMethods B2Bi Solution Suite gives companies the ability to interact directly and securely with a variety of customers, suppliers and other business partners, resulting in improved coordination and decreasing the time it takes to respond to increasingly rapid changes in their markets. For example, to further improve their relationships with their customers, companies may directly link their customer relationship management, or CRM, systems through the webMethods B2Bi Solution Suite. This CRM system integration allows customers to use their own uniform problem reporting systems to enter and track product or service problem reports, which are communicated to their vendors and facilitates the coordination required to resolve open issues. Furthermore, because webMethods B2Bi Solution Suite requires limited customization and does not require all the parties in a trading network to install identical software, trading partners are able to rapidly develop trading networks in a cost effective manner.

      Improved Supply Chain Efficiencies. Achieving a close degree of collaboration with suppliers allows many companies to realize cost efficiencies by outsourcing a significant share of their manufacturing. With or without an outsourcing strategy, companies can use our software to achieve significant cost savings and productivity enhancements by reducing cycle times, lowering inventories and reducing error rates through the real-time exchange of information. Closer integration with their suppliers and buyers helps our customers improve their planning and forecasting capabilities. Additionally, our customers can use webMethods B2Bi Solution Suite to gain the competitive advantage of providing their customers with real-time pricing and availability information for key products and services. For example, webMethods B2Bi Solution Suite can enable a company to automatically check the availability of a requested item in its supplier’s inventory and relate pricing, availability and shipping information directly to its customer. An order for the requested item could then be automatically entered directly into the supplier’s order processing system. For suppliers, direct receipt of orders in this way means the order can reach the supplier’s manufacturing operation in minutes, compared to the hours or days taken when the order is received by fax or EDI.

      Increased Return on Technology Investments and Rapid Implementation. Over the years, companies have invested significant amounts in ERP and other enterprise applications. Our solution maximizes the returns on these investments by extending the benefits provided by those applications to a company’s customers, suppliers and other business partners. We believe our solution entails lower deployment costs than competing products, in part because limited customization is required. Implementation time for our software averages about six weeks, which allows our customers to begin deriving benefits quickly. Our solution is also easily scalable to accommodate the growth of a customer’s trading network. As our customers’ trading networks and the number of transactions grow, they can continue to use our software for their e-business requirements without having to acquire new software products.

The webMethods growth strategy

      Our objective is to enhance our position as a leading global provider of integration infrastructure software and services that enable companies to easily and effectively link their existing business applications and share data in real time over the Internet. To achieve this goal, we are pursuing the following strategies:

      Leverage Customers and Partners as Distribution Channels. We believe that because we provide solutions to some of the leading e-commerce buyers, suppliers, portals and enterprise software and hardware companies, our product sales benefit from a multiplier effect as our customers expose more of their business partners to our solution. As of December 31, 2000, we had over 550 customers including Cisco Systems, Citibank, Ford Motor Company, Motorola, Starbucks, SAP AG, Eastman Chemical, W.W. Grainger, Dell Computer, Hewlett Packard, Compaq Computer, Federal Express, Dun & Bradstreet, Lucent and Lexmark. In addition, we have established strategic relationships with leading business-to-business e-commerce marketplaces such as mySAP.com, the Ariba Network, Commerce One, Converge, ForrestExpress, Grainger.com, ChemConnect, Staples.com, Buzzsaw, TPN Marketplace, e-Steel, retail.com and PetroCosm, many of which have purchased our software to operate their trading networks. We also have relationships with leading enterprise application software providers including SAP AG, Ariba, Broadvision, Commerce One, J.D. Edwards, i2 Technologies, Microsoft, Oracle and others. We believe that we can leverage our base of customers and business relationships into additional direct sales. For example, our relationship with SAP AG gives us access to SAP AG’s customer base of over 12,000 leading companies worldwide. SAP AG is offering its customers the SAP Business Connector, an OEM version of webMethods B2B that can only be used to integrate SAP applications. This provides us with significant opportunities to sell to these customers the full webMethods B2Bi Solution Suite, which supports integration of non-SAP applications.

      In addition, we intend to expand and strengthen our partnerships with system integrators and service, distribution and marketing partners in order to provide services and sales leverage to our software product-based business model. We have established a series of partnerships and alliances with system integrators, such as Accenture, American Management Systems, Inc., Cambridge Technology Partners, Inc., Deloitte Consulting, Electronic Data Systems and KPMG, and service, distribution and marketing partners, such as Ariba, BroadVision, Inc., CommerceOne, Cisco Systems, Inc., Hewlett-Packard Company, i2 Technologies, J.D. Edwards, Oracle, SAP AG, Siebel Systems, Inc. and Sun Microsystems, Inc. These partnerships and alliances provide an extension of our direct sales force through our joint promotional and selling efforts and enable us to reach a broader range of customers than would be possible through our sales force alone. These relationships also enable us to focus on being the provider of B2B integration software, leveraging our unique capabilities and technologies while providing our customers with a comprehensive solution and enabling us to scale our business more quickly, effectively and inexpensively.

      Extend Technology and Product Leadership and Provide a Complete Integration Solution. We believe that we have developed the broadest and most comprehensive integration software currently available, supporting more B2B protocols and data format standards than any competing product. We have been a pioneer in the application of XML and Java technologies for B2B integration and e-commerce. We intend to continue investing in research and development and to remain actively involved with industry standards bodies to ensure that our products incorporate developing technology and industry standards. We also intend to increase the performance, functionality and ease of use of our software by integrating new technologies and supporting a wider range of enterprise applications. In the future, we may acquire technology or businesses that enhance or complement our technology.

      We recognize that solving the integration challenges facing our customers is critical to the continued success of their businesses. Our approach is designed to help them meet those challenges by offering a comprehensive integration solution. We expect to continually add to the depth and breadth of the webMethods Enterprise platform and webMethods B2B, always with the ultimate objective of making integration faster and easier for our customers. The webMethods Enterprise platform incorporates the Information Broker, intelligent Adapters and management facilities necessary to provide a robust platform for integration. In addition, we have developed a methodology that enables our customers to develop a focused integration strategy and implementation plan. This methodology is accompanied by pre-built standard integration processes that can be readily customized and deployed.

      In November 2000, we began offering as a service webMethods B2B.com, the first platform for rapid trading partner integration, and webMethods for Trading Networks, a new product with enhanced functionality allowing organizations to grow and manage large diverse trading networks.

      Our key technical personnel have been recognized as innovators in integration, middleware and networking technologies. We believe that the recognition by industry analysts and the media of our technical achievements is important in increasing market awareness and generating business referral opportunities. In addition, we understand that our customers’ success is paramount and we partner with a variety of third parties whose capabilities both complement and augment our own in order to assist our customers in rapidly delivering successful business results.

      Leverage Professional Services Capabilities. We have established strong relationships with our customers by designing and developing successful integration solutions for them. In order to continue this, we plan to continue to expand our direct professional services capabilities by increasing the number of professional services consultants and adding additional service locations. In addition, we intend to offer quality professional services through third-party alliances. We continue to develop additional relationships with major system integrators and consulting partners, including Accenture, KPMG, Deloitte Consulting and EDS, all whom have created dedicated business practices around our solutions. We believe that developing these relationships will provide us with the ability to manage multiple concurrent, large-scale projects while maintaining our commitment to quality service. We intend to commit significant resources, both financial and personnel, to providing professional services support to selected customers that are creating major B2B marketplace and trading networks. We believe that devoting significant resources to these key relationships will lead to increased opportunities to license additional software to these customers and their business partners. Creating a strong base of successful and high profile customers is essential to the continued growth of our business.

      Expand Global Sales Efforts. We are aggressively pursuing a global, multi-channel distribution strategy that leverages both our direct sales force and our relationships with resellers, systems integrators and international distributors. We currently have 37 offices around the world including 22 offices in North America and sales and support offices in the U.K., Germany, Mexico, Canada, France, the Netherlands, Australia, Taiwan, Korea, Hong Kong, Singapore and Japan. We expect to continue expanding our international presence by establishing additional overseas offices in Europe, Asia and Australia and expanding our indirect sales channels in Europe and Asia. In addition, we plan to increase our customer and partner base through aggressive sales and marketing campaigns and by conducting joint marketing efforts with some of our customers and partners. As of December 31, 2000, we had 301 employees dedicated to sales and marketing.

      Further Develop Model for Predictable, Recurring Revenue. We believe our revenue model is designed to provide predictable recurring revenue. We have developed a multi-faceted revenue model that provides revenue from a number of sources, including new license sales, license renewals, maintenance fees, professional services and OEM licenses. We expect that our market leadership position and our network of strategic relationships will drive new license sales. Although most software providers offer perpetual licenses with a single payment received at the time of the license grant, we typically offer two-year renewable software licenses. At the end of two years, customers can either renew for another two-year period, with a new license fee due, or terminate their license. We believe that, because of the critical nature of the services performed by webMethods B2B and webMethods Enterprise, renewal rates will be high, which should provide a source of predictable revenue over time. In addition, as part of our comprehensive solution, we provide professional services to insure the successful implementation and deployment of our software. We have also entered into long-term OEM and other licenses that provide an additional source of revenue.

      Facilitate broad acceptance and deployment of webMethods’ B2Bi Solution Suite. Our objective is to establish the webMethods B2Bi Solution Suite as the integration software of choice across multiple industries. To facilitate this broad acceptance, we have designed our platform to be open, extensible and broadly applicable to many different markets. For example, we have licensed webMethods Enterprise or webMethods B2B to leading enterprises in the financial services, technology, telecommunications, government, utilities, retail, manufacturing and transportation industry sectors.

Products and services

      webMethods B2Bi Solution Suite contains features that help integrate internal applications, business partners, marketplaces, buyers and suppliers into online trading networks. Our software helps companies directly integrate with their business partners while also participating in B2B marketplaces and portals. The software supports a broad range of current and emerging standards for B2B communications, including XML, traditional EDI, OBI and XML-based e-commerce frameworks such as Commerce XML, xCBL and FpML. In addition, webMethods B2B provides support for and interoperability with EDI applications as well as leading enterprise applications and systems. Our product offerings are summarized below:

Product Architecture and Technology

      webMethods B2Bi Solution Suite offers a complete platform for automating business processes that span any system, application, division or company. It provides a complete end-to-end solution for integration inside the enterprise as well as with trading partners and customers over the Internet. webMethods B2Bi Solution Suite has been designed to allow our customers to achieve internal integration as well as integration with business partners in less time, at lower cost and with fewer alterations to their existing applications than current alternatives.

webMethods Enterprise Products and Services

      We market the webMethods Enterprise platform as a part of the webMethods B2Bi Solution Suite as well as on a standalone basis. Our Integration Methodology provides a framework for accelerating integration projects implemented by our customers and system integrator partners.

webMethods Enterprise

      webMethods Enterprise consists of a number of products that work together to provide our customers with a comprehensive enterprise integration or EAI solution. These products include the webMethods Enterprise Business Integrator for graphically designing integration projects; the Information Broker, which provides the underlying technology for integrating different sources of data in real time; Intelligent Adapters, which provide dynamic connectivity to applications and systems; and Graphical Management and Monitoring Tools, which make the integration platform easy to deploy, manage and maintain.

      webMethods Business Integrator. The webMethods Business Integrator is a visual modeling tool that automates the design, development and deployment of reusable integration processes. Once the design for integration is complete, the webMethods Business Integrator automatically generates the underlying code and runtime system, enabling customers to focus on business process issues, not technical complexities. The webMethods Business Integrator implements the webMethods Enterprise Integration Methodology and eliminates much of the custom programming involved in integrating complex systems.

      webMethods Packaged Integrations are pre-built software solutions that enable Global 2000 companies to rapidly automate common cross-application business processes. Compared to traditional implementations, these solutions make it possible to accelerate the implementation process by up to 80 percent and reduce implementation costs by up to 70 percent, resulting in a much faster return on investment for customers.

      Global 2000 organizations typically own a number of enterprise applications that manage certain aspects of their business such as sales force automation, customer service and enterprise resource planning

(ERP). However, business processes do not occur in isolation as they typically span multiple applications. For example, information that begins as a sales quote often becomes a sales order and later part of an accounting and order fulfillment process. Various parts of the company might require access to the latest information in real-time. webMethods Packaged Integrations are out-of-the-box solutions that enable the rapid integration of business processes between leading business applications.

      Used in conjunction with webMethods Enterprise, the pre-built solutions integrate business processes for order management, service and support, and data synchronization. Supported applications include SAP R/3, J.D. Edwards OneWorld, Oracle Applications and Clarify.

      webMethods Enterprise Information Broker. The Information Broker is the central component of the webMethods Enterprise platform. The Information Broker resides on a server and mediates requests to and from applications, providing essential queuing, filtering, routing and storage of information in a secure manner. The Information Broker ensures that events are delivered once, and only once. webMethods Enterprise’s scalable architecture simplifies systems integration because all collaborating applications communicate through the Information Broker, rather than in a more complex point-to-point fashion.

      Information Broker Options. Our customers may choose the following Information Broker options, which increase functionality and enhance the ability of webMethods Enterprise to support mission-critical eBusiness integration projects:

•	The Multi-Broker Option enables an unlimited number of Information Brokers to be configured to provide information sharing and automatic information delivery throughout the enterprise, including its network of customers, suppliers and partners. Multiple Information Brokers collaborate to provide a single integrated system that efficiently delivers information among applications.

•	The High Availability Option ensures uninterrupted availability without data loss through server outages.

•	The Secure Socket Layer, or SSL, Option enables customers to send encrypted data with digital signature authentication.

      webMethods Enterprise Intelligent Adapters. Intelligent Adapters connect individual software applications to the webMethods Enterprise platform. We and our partners have developed a large number of Intelligent Adapters that work with many enterprise applications and systems, including:

•	front-office and eCommerce applications, including those from Clarify, Inc., Siebel Systems, Inc. and InterWorld Corporation;

•	back office enterprise applications, including those from PeopleSoft, Inc. and SAP;

•	relational databases, including those from IBM (DB2), Informix Corporation, Microsoft Corporation (SQL Server), Oracle Corporation and Sybase, Inc.;

•	custom applications developed using ActiveX, C, C++, CORBA, Java and XML Languages.

      Our breadth of Intelligent Adapters enables easier and faster integration of additional applications to an eBusiness integration solution or project. The wide range of Intelligent Adapters available from webMethods and our partners give webMethods Enterprise a scope of integration not available from other integration solution providers. We believe that our webMethods Enterprise Intelligent Adapters are also more configurable and adaptable than approaches available from other vendors. webMethods Enterprise Intelligent Adapters enable new functionality in the integrated application to become immediately and automatically available to the rest of the system.

      webMethods Enterprise Adapter Development Kit. The webMethods Enterprise Adapter Development Kit enables customers, partners and independent software vendors to create their own custom Adapters for the webMethods Enterprise platform, which further extends the capabilities of the webMethods Enterprise platform. Virtually any application can be integrated through the use of custom Adapters created with the

Adapter Development Kit, thereby ensuring that customers can successfully integrate their current applications, as well as applications which may be developed or acquired in the future.

webMethods B2B Products and Services

      The webMethods B2B Integration Server, the webMethods B2B Developer and the set of webMethods B2B Integration Modules comprise the principal components of webMethods B2B. These components work together to create and execute intercompany applications and data exchanges that link enterprise and legacy applications, databases, EDI software and Web sites between companies participating in online trading networks.

      The webMethods B2B Integration Server automates the exchange of data across the Internet by securely and reliably transporting, mapping and transforming business documents and data messages of different types among a diverse array of applications and databases. An integration server is a software product that processes requests for sending and receiving data across the Internet. The requests are submitted by existing enterprise applications. Using an integration server, applications may directly access Web data across the Internet in real-time without the need for costly application redevelopment. The webMethods B2B Integration Server can be used to integrate with applications developed in a variety of languages and technologies. Because the webMethods B2B Integration Server provides open application interfaces and supports a wide array of current and emerging B2B data standards, our software can successfully integrate otherwise incompatible enterprise applications, EDI and EAI deployments and XML and HTML-based Web sites.

      The webMethods B2B Integration Server can perform all communications using standard Hypertext Transport Protocol, or HTTP, as the data transport protocol. For this reason, communications sent through the webMethods B2B Integration Server are not rejected by corporate firewalls that generally exclude communications sent using proprietary protocols. We have invested significant resources so that our server software is able to utilize HTTP without compromising security, reliability or performance.

      The webMethods B2B Developer is a development, testing and management environment used by application developers and system integrators to define data flow definitions and transformations between inbound and outbound business documents and messages, and the enterprise applications or Web sites that will create and receive them. These data flow definitions and transformations are displayed and manipulated using familiar visually oriented tools and metaphors. The webMethods B2B Developer is also able to define conversions between XML documents of different types. For instance, it can be used to define a conversion from a purchase order in Commerce XML format into the equivalent Open Applications Group data format. The webMethods B2B Developer provides the capability to upload the data flow definitions and transformations to the webMethods B2B Integration Server, which executes them on actual business documents and messages.

      webMethods for Trading Networks is a graphical tool that enables Global 2000 companies to build, manage and analyze high-volume, real-time trading networks. These networks allow companies to automate and streamline their business processes, eliminate unnecessary manual procedures and reduce costs associated with processing errors. Working in conjunction with the webMethods B2B system, webMethods for Trading Networks delivers a dynamic infrastructure with highly configurable business analysis and operational control. webMethods for Trading Networks accelerates integration, streamlines business processes and increases visibility across the entire trading network-providing real-time business views into trading partner interactions.

      webMethods B2B.com is a web-based solution that enables Global 2000 companies and major B2B trading exchanges to rapidly deploy trading networks of any size. For companies seeking to aggressively build out their B2B trading networks, webMethods B2B.com makes it possible to accelerate the implementation process of thousands of partners by up to 50 percent. Through webMethods B2B.com, Global 2000 companies and B2B marketplaces can provide their trading partners access to all the resources and expertise they need to rapidly deploy, support and extend their marketplace, trading exchange or corporate hub. webMethods B2B.com provides all of the components necessary to help companies quickly deploy a trading network. webMethods B2B.com implements a complete Implementation Methodology which presents each trading partner with best practice templates and a graphically driven, rapid implementation path to help accelerate the entire process. webMethods B2B.com supports software downloads, license management, version control and software configuration capabilities that reduces the manual steps required to integrate partners. webMethods B2B.com also provides Trading Partner Management by providing comprehensive tracking, administration and reporting of trading partners and their initiatives.

      webMethods B2B for RosettaNet provides support for RosettaNet framework and all released RosettaNet partner interchange processes. RosettaNet is a popular B2B standard in the electronic components industry. In addition to providing complete support for this leading supply chain integration standard, webMethods B2B for RosettaNet processes transactional data and offers scalable trading partner profiles and business rule management.

Cross-platform support and compatibility

      webMethods B2B has been developed exclusively in the Java programming language, which means webMethods B2B can be readily deployed on almost all commonly available computing hardware and operating systems. This makes it easy to deploy the webMethods B2B solution across a large trading network running different hardware and operating systems. We currently support major server platforms, such as Microsoft Windows NT and Windows 2000, Sun Microsystems Solaris, Linux, Hewlett Packard HP-UX, IBM AIX and AS/400. We are able to support other server platforms, which run other operating systems, at a customer’s request.

Scalability, performance and reliability

      webMethods B2B has been designed to handle thousands of simultaneous business partner connections and service a high volume of transactions among partners. Using a clustered multi-server, multi-threaded architecture, the software’s performance is optimized for multi-processor systems, and supports high-volume server-side processing of business documents. Business partners that are both running webMethods B2B can take advantage of guaranteed delivery features that ensure that critical messages or business documents get delivered from one partner to another.

Reusable B2B services architecture

      webMethods B2B is built around a reusable architecture for B2B services, which models business processes and operations such as purchase order submission and order tracking. The webMethods B2B Developer includes graphical development tools permitting B2B services to be reused and combined across multiple trading partner relationships.

Support for large numbers of trading partners

      webMethods B2B includes features that allow companies to readily manage deployments across a large number of trading partners. For instance, a package replication feature allows an administrator to bundle a set of B2B service definitions, code and data transformations that provide a certain B2B capability, such as order receipt, into a package that can be automatically replicated across an entire network of business partners.

Security

      webMethods B2B contains a comprehensive set of security features that enable enterprises to utilize the Internet to transmit proprietary information with confidence. These features can provide security even if the webMethods B2B Integration Server is used by only one party to a transaction. The software includes X.509 digital certificates, RSA public key encryption and SSL encryption, which are ways to encode information transmitted over the Internet to make it unintelligible to all but intended recipients, and access control lists to ensure authentication, authorization and data privacy. In addition, because all communications sent through the webMethods B2B Integration Server can be sent using HTTP, which passes through corporate firewalls, the business partners of our customers are not required to modify their applications’ security features.

Professional services and customer care

      As part of a complete solution, we offer comprehensive professional services that complement our software, including strategic planning, project management and systems integration, as well as consulting services and training relating to our software products. As of December 31, 2000, our professional services and customer care group consisted of 172 employees.

      Professional Services. A majority of our customers make use of our professional services to help them design and develop a successful business solution. Experienced consultants work with customers to design a solution based on the customers’ existing applications and required functionality and then ensure that the selected solution is successfully implemented, from installation to ongoing maintenance. Our consultants have participated in or led a number of important B2B integration projects for our customers and partners, including the development of my SAP.com marketplace for SAP AG, development of the Ariba Network and the Commerce XML specification for Ariba, and the Grainger.com portal for W.W. Grainger.

      To supplement internal professional services capabilities, we have established strategic relationships with several consulting firms, including Accenture, KPMG, Deloitte Consulting and EDS. These system integrators provide us with a substantial body of expertise relating to enterprise applications and the creation of B2B e-commerce networks, as well as the flexibility to handle both large and small projects and deliver complete solutions. These systems integrators also give us feedback on our software and implementation that can be incorporated into product enhancements. We believe these relationships benefit our business by exposing our software to the substantial customer base of each of these systems integrators. While we generally partner with system integrators to provide services such as project implementation and management to our customers, our professional services organization also directly supports our customers by providing services related to B2Bi mentoring, integration process design and custom Adapter development.

      Services are provided by either our professional services group or third-party systems integrators and include the following:

•	architecture and application design services;

•	application development;

•	installation services;

•	testing and implementation services and maintenance services; and

•	on-site support and coaching.

      We charge for these services on a time and materials basis and provide them through our professional services groups based in the Fairfax, Virginia; Atlanta, Georgia; Dallas, Texas; Denver, Colorado; Santa Clara, California; Chicago, Illinois; San Francisco, California; Sunnyvale, California; The Netherlands; the United Kingdom; Australia; France; Germany; Hong Kong; Japan; Korea; Singapore and Taiwan facilities. We plan to increase the number of our professional services consultants and add additional service locations.

      Customer Care. We believe that offering a superior level of customer service is essential for our long-term success. Because customer service is a standard feature of our licenses, almost all of our customers utilize our customer support. We offer our customers a choice of several levels of customer support, all of which provide dependable and timely resolution of customer technical inquiries. The most comprehensive option offers support 24 hours a day, seven days a week. We are committed to resolving customer inquiries in a rapid and cost-effective manner. In addition, customers can access the online customer newsgroup to benefit from the experiences of other companies in using our software.

      We also provide our customers with education and training. We regularly offer training courses for the software professionals responsible for implementing our software. These training courses provide practical instruction on topics such as the potential uses of our software, creation of XML schemas for different types of business documents, integration of data from multiple internal and external sources, automation of data-sharing by business partners using the Web, bundling and redeployment of usable business logic and administration and maintenance of webMethods B2B and webMethods Enterprise. We also provide customized classes at customer locations and offer a certification program for customers and systems integration partners that requires completion of designated courses, field experience and a certification examination.

Customers

      As of December 31, 2000, we had licensed our software to over 550 customers. In the fiscal years ended March 31, 2000, and March 31, 1999 no individual customers, accounted for more than 10% of our total revenues. In the fiscal year ended March 31, 1998, each of three customers represented more than 10% of our total revenues. Many of our customers are Global 2000 companies and the companies that serve them and represent a broad spectrum of enterprises within diverse industry sectors, including high-technology manufacturing, telecommunications, financial services, shipping and logistics, chemicals, insurance, and business-to-business marketplaces. The following is a partial list of customers that have licensed our software and that we believe are representative of our overall customer base:

Chemical Industry

Ashland Chemical
Celanese Acetate
Clariant
Eastman Chemical
Englehard Corporation
FMC
Occidental Chemical
PolyOne
Praxair
Rohm & Hass
Whitman Hart/ Covalex

Financial Services

ADP
Bank of America
Citibank-Citigroup, Inc.
Dresdner Kleinwort Benson
Dun & Bradstreet Corporation
ePlus
Ellie Mae
Fannie Mae
First Union Corporation
Security First Technologies
SWIFT
Wells Fargo

Insurance

GMAC Family First
Mass Mutual
MetLife
Prudential Insurance

Public Sector

AMS
NSA
Societe des Alcools du Quebec (SAQ)
U.S. Air Force
U.S. Army
U.S. Department of Defense
U.S. Department of
Transportation

Shipping and Logistics

Capstan
Celarix
DHL Worldwide Express
Fedex
Stolt-Nielsen Transportation

Utilities

ACN Energy
AEP Energy & Services
Cinerg
Entergy
First Energy Corporation
GE Power
Reliant Energy
Union Gas
William Gas Pipeline

eProcurement and B2B

Marketplaces
Ariba, Inc.
Aspect Communications
  Corporation
Buzzsaw.com
Clarus Corporation
Collabria, Inc.
Concur Technologies
Elemica
Grainger.com
Indus International, Inc.
PSDI/ MRO.com
mySAP.com
OrderZone.com
SupplyWorks, Inc.
TPN Register

Software

Broadvision
Clarus
InterWorld
JD Edwards
Oracle Corporation
PeopleSoft
Persistence Software, Inc.
SAP AG
Verisign

Retail

barnesandnoble.com
Best Buy
Herman Miller
Land’s End
Long’s Drug Stores
Neiman Marcus
Office Depot
Staples.com
SuperValu
Starbucks

High-Technology Manufacturing

3Com Corporation
Avnet/Marshall Industries
Cisco Systems, Inc.
Comdisco, Inc.
Compaq Computer Corporation
Dell Computer Corporation
Hewlett Packard Company
Hitachi Data Systems
IKON Office Systems
Juniper Networks
Lexmark International Group, Inc.
Micron Technologies
Motorola
National Semiconductor
  Corporation
NEC Systems
Philips Components
Pittney Bowes
Siemens AG
Solectron
SUN Microsystems
Unisys Corporation

Telecom

Cable & Wireless
British Telecom
Bouygues Telecom
Ericsson, Inc.
Lucent Technologies
Telstra Corporation Limited
Lucent
MCI Worldcom
Nortel Networks
SBC Communications
US Internetworking
Verizon

Other

Abbott Labs
Alliant Food Service, Inc.
Cardinal Healthcare
Corporate Express
General Electric
Medtronic
Partnet
SAIC
ServiceMaster
W.W. Grainger, Inc.
Williamette Industries

Strategic relationships

      To increase our leadership in the market, we have formed strategic alliances with B2B e-commerce portals and marketplaces, enterprise application vendors, B2B e-commerce technology leaders and system integrators. These relationships enable us to capitalize on the growing market for e-commerce solutions by embedding and integrating our software into the products and services provided by our strategic partners. In addition, many of these relationships expose our software to the customer base of these companies. Our strategic relationships include the following:

Parties	Relationship	Examples

Enterprise Application Vendors and Resellers	Resell webMethods products as part of their offerings or include webMethods products in their own products.	J.D. Edwards, SAP AG, i2 Technologies, BroadVision

Technology Relationships	Collaborate on new technologies and standards that build on our EAI, B2B and XML expertise.	Microsoft, Ariba

System Integrators	Provide consulting and technical services support for our products, including implementation and maintenance.	Accenture, KPMG, Deloitte Consulting, CSC, EDS

Sales and marketing

      We sell our software through our direct sales force, enterprise application vendors who package our software with their product suite, resellers and third-party systems integrators. While the majority of our sales are made by our direct sales force or through resellers, a number of our sales are the direct result of leads generated by strategic relationships with systems integrators. The sales cycle for our software typically ranges from 60 to 180 days. As of December 31, 2000, our sales and marketing group consisted of 301 professionals located in our headquarters in Fairfax, Virginia, and offices in California; Colorado; New York; Texas; Georgia; Ohio; Illinois; Massachusetts; The Netherlands; Germany, the United Kingdom, Japan; Korea; Taiwan; Hong Kong; Singapore; France; Canada; Mexico; and Australia. We expect to continue expanding our sales and marketing group through targeted recruitment of qualified individuals.

      Our system integrator partners and service, distribution and marketing partners have capabilities that complement and augment our own integration solution and extend our market reach. In particular, our system integrator partners often contribute industry-specific and application-specific expertise as well as large scale project management capabilities that enable us to address a broad range of markets. Many of our service, distribution and marketing partners package or incorporate our products with their products or solutions, enabling us to create combined offerings with our partners that address specific problems, focus on specific markets and provide more complete and tailored offerings. Relationships with our partners may be structured to include the ability for our partners to resell our products directly or to embed products directly into our partners products, or as referred relationships, where a customer is referred by our partner to license our products directly from us.

      Our sales strategy involves targeting entities we view to be critical e-commerce users, which are generally Global 2000 companies. Because we believe that our products can increase an enterprise’s return on investment, we direct our marketing efforts to officers and executives with responsibility for areas such as procurement and supply chain management, as well as chief information officers. In addition, we frequently participate in trade shows, seminars and conferences. We intend to leverage our existing customer relationships and strategic alliances to gain new customers through exposure of our software to the business partners of our customers, resellers and systems integrators, some of which, in turn, may purchase our software. We plan to continue conducting joint marketing and selling efforts, such as informational seminars and joint sales calls, with our customers. In the past, we have conducted such joint efforts with SAP AG, Ariba, Eastman Chemical and Dell Computer.

Research and development

      We believe that strong product development capabilities are essential to our strategy of continuing to enhance and expand the capabilities of our products in order to continue to provide our customers with a comprehensive integration platform. We have invested significant time and resources in creating a structured process for undertaking all product development. This process involves several functional groups at all levels within our organization and is designed to provide a framework for defining and addressing the activities required to bring product concepts and development projects to market successfully. In addition, we have recruited key engineers and software developers with experience in the application integration, networking and Internet software markets.

      We have made substantial investments in research and development, primarily through internal development. We believe that we have demonstrated significant innovations in our application of Java and XML technologies to the problems of B2Bi. While we evaluate externally developed technologies for integration into our products, most enhancements have been, and are expected to continue to be, developed internally. The majority of our research and development activity consists of developing new versions of and enhancements to our products to better serve the needs of our customers.

      As of December 31, 2000, we had 250 employees dedicated to research and development. Our research and development expenditures in the fiscal years 1998, 1999 and 2000 were approximately $3.5 million, $6.1 million and $14.8 million, respectively. We expect to continue committing significant resources to research and development in the future.

      In addition to our proprietary research, we actively participate in a number of major XML-based standards initiatives and industry consortia and some non-XML-based B2B standards initiatives and consortia. We participate in the following B2B standards initiatives: Microsoft BizTalk (B2B e-commerce), Information & Content Exchange (content syndication), ACORD (insurance), OBI (B2B e-commerce), Commerce XML (procurement), FpML (financial derivatives), Directory Interoperability Forum (directories) and RosettaNet (information technology supply chain). We also are a member of the World Wide Web Consortium where we have participated and contributed to several of the XML working groups. We have collaborated with Microsoft on new XML standards and technologies, such as the eXtensible Query Language, or XQL, for querying against data contained in XML documents.

Competition

      The market for integration software is rapidly changing and intensely competitive and is likely to become more competitive as the number of entrants and new technologies increases. While none of our competitors or potential competitors currently produces a solution that is identical to webMethods’ Solutions Suite, we are subject to current or potential competition in the integration software market from large software vendors; B2B marketplaces that develop their own B2B integration solutions; certain EDI vendors; and vendors of proprietary EAI and application server products, who have added XML capabilities to their products. We also compete with various providers of application integration solutions, including CrossWorlds, New Era of Networks, See Beyond Technology Corp., and Vitria Technology, Inc.. In addition, a number of other companies are offering products and services that address specific aspects of application integration, including IBM, BEA Systems, Inc. and TIBCO Software Inc. We also face competition for some aspects of our product and service offerings in the Integration Software market from major system integrators, both independently and in conjunction with in-house corporate information technology departments, which have traditionally been the prevalent resource for application integration. We expect additional competition from other established and emerging companies. In addition, customers and other companies with whom we have strategic relationships may become competitors in the future. Furthermore, our competitors may combine with each other, or other companies may enter our markets by acquiring or entering into strategic relationships with our competitors. For more information regarding our competition, see “Risk Factors — Competition.”

      We believe that the principal competitive factors affecting our market include breadth and depth of solution, interoperability of solution with existing applications, a substantial base of customers and strategic alliances, core technology, product quality and performance, product features (including security), customer service, and speed and ease of deployment. We believe our solution currently competes favorably with respect to these factors. However, our market is relatively new and evolving rapidly. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.

      Some large potential competitors have longer operating histories, larger customer bases, greater brand recognition, and significantly greater financial, marketing and other resources than we do and may enter strategic or commercial relationships with larger, more established and well-financed companies. Some of our competitors may be able to secure alliances with customers and affiliates on more favorable terms, devote greater resources to marketing and promotional campaigns and devote substantially more resources to systems development than we do. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on us. We may not be able to compete successfully against current and future competitors, and the competitive pressures we face could harm our business, operating results and financial condition.

Intellectual property and other proprietary rights

      Our success is heavily dependent upon our proprietary technology, the our brand name, and the goodwill associated with us. We rely primarily on a combination of copyright, trade secret, trademark and patent laws, confidentiality procedures, contractual provisions and other similar measures to protect our proprietary information and intellectual property rights. As part of our confidentiality procedures, we enter into non-disclosure agreements with certain employees, consultants, customers, prospective customers and companies with which we have strategic relationships. We also enter into license agreements with respect to our technology, documentation and other proprietary information. Such licenses are generally non-transferable, are renewable and have terms of two years for end-users and up to five years for original equipment manufacturers which integrate our technology into their products. A small number of the agreements we have entered into contain provisions that, under certain circumstances, would allow third parties to obtain the source code for our software.

      The unauthorized reproduction or other misappropriation of our proprietary technology could enable third parties to benefit from the technology developed by us without paying for it. In addition, the steps we have taken to protect our proprietary rights and intellectual property may not be adequate to deter misappropriation. We may not be able to detect unauthorized use of our proprietary information or take appropriate steps to enforce our intellectual property rights. Despite efforts by us to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use software or technology that we consider proprietary and third parties may attempt to develop similar technology independently. In addition, other parties may breach confidentiality agreements or other protective contracts into which we have entered, and we may not be able to enforce our rights in the event of these breaches. Furthermore, we expect that we will increase our international operations in the future, and the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States. For more information regarding our proprietary rights, see “Risk Factors — Our intellectual property could be used by others without our consent because protection of our intellectual property is limited.”

      We do not currently own any issued patents. We currently hold a trademark registration in the United States for the webMethods names. We also have a pending application for the trademark registration of the B2B Integration Server name in the United States and have pending applications for the registration of the webMethods name in the European Union, Japan and Australia. In addition, we have four pending patent applications for technology related to B2Bi. It is possible that the patents, copyrights or trademarks held by us could be challenged and invalidated. In addition, existing patent, copyright and trademark laws afford only limited protections. Effective protection of intellectual property rights may be unavailable or limited in certain countries because the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Monitoring unauthorized use of patents and trademarks is difficult and expensive, particularly given the global nature and reach of the Internet. Furthermore, it is possible that our competitors will adopt similar product or service names, impeding our ability to protect our intellectual property and possibly leading to customer confusion.

      The software industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of other intellectual property rights. Although we attempt to avoid infringing known proprietary rights of third parties in our product development efforts, we expect that we may be subject to legal proceedings and claims for alleged infringement by us or our licensees of third party proprietary rights, such as patents, trademarks or copyrights, by us or our licensees from time to time in the ordinary course of business. While we are not aware that any of our products, patents, trademarks, copyrights or other proprietary rights infringe the proprietary rights of third parties, any infringement claims, with or without merit, brought by such third parties could be time-consuming and expensive to defend, or require us to enter into royalty or license agreements, which are not advantageous to us. In addition, parties making these claims may be able to obtain an injunction, which could prevent us from selling our products in the United States or abroad. Any of these results could harm our business. We may increasingly be subject to infringement claims as the number of products and competitors in our industry grows and functionalities of products overlap. Furthermore, former employers of our current and future employees may assert that their employees have improperly disclosed confidential or proprietary information to us. For more information regarding our proprietary rights, see “Risk Factors — Our products may infringe the intellectual property rights of others, and resulting claims against us could be costly and require us to enter into disadvantageous license or royalty arrangements.”

      In addition, we license technology that is incorporated into our products from third parties, and any significant interruption in the supply or support of any licensed software could adversely affect our sales, unless and until we can replace the functionality provided by this licensed software. For more information regarding our proprietary rights, see “Risk Factors — Because our products incorporate technology licensed from third parties, the loss of our right to use this licensed technology could harm our business.”

Employees

      As of December 31, 2000, we employed 820 full-time employees. These included 301 in sales and marketing, 172 in professional services and customer care, 250 in research and development and 97 in administration and finance. Our future success will depend in part on our ability to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. From time to time, we have employed, and will continue to employ, independent contractors and consultants to support research and development, marketing and sales, and business development. Our employees are not represented by a collective bargaining agreement and we have never experienced a strike or similar work stoppage. We consider relations with our employees to be good.

Facilities

      Our principal administrative, sales, marketing and research and development facility is located in Fairfax, Virginia, and consists of approximately 126,000 square feet of office space held under leases that expire in March 2005 and July 2007. We also maintain offices for sales and support personnel in New York, New York; Northern New Jersey; San Francisco, Sunnyvale, Berkeley, El Segundo, and San Diego, California; Alpharetta, Georgia; Plano, Texas; Columbus, Ohio; Chicago, Illinois; Englewood, Colorado; Boston, Massachusetts; Hilversum, The Netherlands; Frankfurt, Germany; Paris, France; Tokyo, Japan; Seoul, Korea; Taipei, Taiwan; Hong Kong; Singapore; Sydney and Melbourne, Australia; Montreal and Toronto, Canada; Atixopan, Mexico; and Reading, United Kingdom.

Legal proceedings

      We are involved from time to time in routine litigation that arises in the ordinary course of our business, but are not currently involved in any litigation that we believe could reasonably be expected to have a material adverse effect on us.

SELLING STOCKHOLDER

      The shares covered by this prospectus are being offered for sale from time to time during the period of effectiveness of this registration statement for the accounts of the selling stockholder set forth below. We do not know when or in what amounts the selling stockholder may offer shares for sale. The selling stockholder may not sell any or all of the shares offered by this prospectus. Because the selling stockholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling stockholder after completion of the offering, we cannot estimate the number of shares that will be held by the selling stockholder after completion of the offering.

      We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares from time to time on The Nasdaq National Market or in privately negotiated transactions. We have agreed to use our best efforts to keep such registration statement effective until 60 days from the date of this prospectus, or, if earlier, until the distribution contemplated by this prospectus has been completed.

      This registration statement will also cover any additional shares of common stock that become issuable in connection with the shares registered for sale under this prospectus by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of our common stock.

      The table below provides certain information regarding the beneficial ownership of the selling stockholder as of March 31, 2001. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and the percentage of such beneficial ownership has been calculated based upon 48,819,414 shares of common stock outstanding as of March 31, 2001. Except as otherwise indicated, the stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

Shares Beneficially
Owned After
Completion of
	Shares Beneficially			Offering
	Owned Prior to	Percentage of	Number of Shares		Percentage of
Selling Stockholder	the Offering	Ownership	be Sold	Number of Shares	Ownership

Computer Network Technology Corporation	273,542	*	232,511	41,031	*

*	Less than 1%.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of common stock being offered by this prospectus by the selling stockholder.

PLAN OF DISTRIBUTION

      We are registering all 232,511 shares on behalf of the selling stockholder. The selling stockholder named in the table above or pledgees, donees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus may sell the shares from time to time. The selling stockholder may also decide not to sell all the shares it is allowed to sell under this prospectus. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholder may effect such transactions by selling the shares to or through broker-dealers. Our common stock may be sold by one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer so engaged will attempt to sell our common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of such exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	in privately negotiated transactions.

      To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

      The selling stockholder may enter into hedging transactions with broker-dealers in connection with distributions of our common stock or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholder also may sell shares short and redeliver our common stock to close out such short positions. The selling stockholder may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of our common stock. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholder also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell our common stock so loaned, or upon a default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

      Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of our common stock for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with our common stock. Broker-dealers or agents and any other participating broker-dealers or the selling stockholder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended, in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of our common stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholder may be deemed to be “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.

      Our common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states our common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in the distribution of our common stock may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholder. We will make copies of this prospectus available to the selling stockholder and have informed the selling stockholder of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of our common stock.

      We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

•	the name of the selling stockholder and of the participating broker-dealer or dealers;

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer or dealers, where applicable;

•	that such broker-dealer or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

We will bear all costs, expenses and fees in connection with the registration of our common stock. The selling stockholder will bear the cost of all commissions and discounts, if any, attributable to the sales of the shares and any applicable stock transfer taxes. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for us by Shaw Pittman, a law partnership including professional corporations, McLean, Virginia. Jack L. Lewis, whose professional corporation is a member of Shaw Pittman, serves as a member of our board of directors and corporate secretary. In addition, Mr. Lewis beneficially owns less than one percent of our outstanding common stock. Other individuals, whose professional corporations are members of Shaw Pittman, beneficially own shares that aggregate to less than one percent of our outstanding common stock.

EXPERTS

      The financial statements for the year ended March 31, 2000 incorporated in this Prospectus by reference to the Current Report on Form 8-K dated December 6, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We have also filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted portions of the registration statement in accordance with the rules and regulations of the Commission. Form more information about us and our common stock, you should refer to the registration statement. Statements in this prospectus regarding the contents of any other document or agreement are not necessarily complete and are qualified in all respects by reference to such documents or agreements. In each instance, you should refer to the copy of the document or agreement that we have filed with the Commission.

      You may read any document that we have filed with the Commission without charge at the public reference facilities maintained by the Commission at the following locations:

Main Office	Regional Offices
Room 1024 Judiciary Plaza 450 Fifth Street, N.W. Washington, D.C. 20549	Suite 1400 500 West Madison Street Chicago, Illinois 60661 Seven World Trade Center 13th Floor New York, New York 10048

      For a fee prescribed by the Commission, you may obtain copies of all or any portion of the documents that we have filed with the Commission from the main office of the Public Reference Section of the Commission at the above address or by calling 1-800-SEC-0330. Our filings are also available to the public on the Commission’s website at http://www.sec.gov.

      Our common stock is quoted on The Nasdaq National Market. Reports and other information concerning our company may be inspected at the National Association of Securities Dealers, Inc., 1725 K Street, N.W., Washington, D.C. 20006.

INFORMATION INCORPORATED BY REFERENCE

      The Securities and Exchange Commission allows us to incorporate by reference the information we file with the Commission, which means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we later file with the Commission will automatically update and supersede the information currently on file. We incorporate by reference the following documents:

(a)	Our annual report on Form 10-K for the year ended March 31, 2000;

(b)	Our quarterly reports on Form 10-Q for the quarters ended June 30, 2000, September 30, 2000, as amended, and December 31, 2000;

(c)	Our current reports on Form 8-K dated May 20, 2000, August 15, 2000, September 14, 2000, October 25, 2000, October 26, 2000, December 6, 2000, January 26, 2001 and March 6, 2001;

(d)	The description of our common stock contained in the registration statement on Form 8-A filed with the Commission on February 10, 2000, under Section 12(g) of the Securities Exchange Act, including any amendment or report filed for the purpose of updating such description;

(e)	Tender Offer Statement under Sections 14(d)(1) or 13(e)(1), filed on April 12, 2001; and

(f)	Any document that we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and before the termination of this offering. Information in these filings will be deemed to be incorporated by reference as of the date we make the filing.

      You may request a copy of these filings from us at no cost by writing or calling us at the following address and telephone number:

webMethods, Inc.

3930 Pender Drive
Fairfax, Virginia 22030
Attention: Investor Relations Officer
(703) 460-2500

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

      The following table sets forth the fees and expenses payable in connection with the issuance and distribution of the securities being registered hereby, all of which will be borne by webMethods (except any underwriting discounts, and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expense incurred by the selling stockholders in disposing of the shares) other than underwriting discount. All of such expenses except the Securities and Exchange Commission registration fee are estimated:

Securities and Exchange Commission filing fee	$1,001

Printing and engraving costs	5,000

Accounting fees and expenses	25,000

Legal fees and expenses	40,000

Miscellaneous	14,000

Total	$85,001

Item 15.  Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

      Article Seven of the registrant’s Fifth Amended and Restated Certificate of Incorporation, as amended, provides for the indemnification of directors to the fullest extent permissible under Delaware law.

      Article Six of the registrant’s Amended and Restated Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

      In addition to indemnification provided for in the registrant’s Amended and Restated Bylaws, the registrant has entered into indemnification agreements with its directors and executive officers. The registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 16.  Exhibits

Exhibit
Number	Description

3.1*	Fifth Amended and Restated Certificate of Incorporation, as amended
3.2**	Amended and Restated Bylaws of the Registrant
4.1**	Second Amended and Restated Investor Rights Agreement
4.4**	Specimen Common Stock Certificate
5.1†	Opinion of ShawPittman re: legality
23.1	Consent of PricewaterhouseCoopers, LLP
23.2†	Consent of ShawPittman (included in Exhibit 5.1)
24.1†	Power of Attorney (included on Page II-1)

*	incorporated by reference from the Registrant’s Registration Statements on Form S-1, as amended, File No. 333-91309, and Form S-4, File No. 333-39572
**	incorporated by reference from the Registrant’s Registration Statement on Form S-1, File No. 333-91309

†	previously filed

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Item 17.  Undertakings

      (a)  The undersigned registrant hereby undertakes:

      (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section1 3 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

      (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3)  To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfax, Virginia on this 19th day of April, 2001.

By:	/s/ PHILLIP MERRICK

Phillip Merrick

Chairman of the Board

and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ PHILLIP MERRICK Phillip Merrick	Chairman of the Board, Chief Executive Officer and Director	April 19, 2001
/s/ DAVID MITCHELL David Mitchell	President and Chief Operating Officer	April 19, 2001
/s/ MARY DRIDI Mary Dridi	Chief Financial Officer and Treasurer	April 19, 2001
* Gene Riechers	Director	April 19, 2001
* Jack L. Lewis	Director	April 19, 2001
* Michael J. Levinthal	Director	April 19, 2001
/s/ ROBERT T. VASAN Robert T. Vasan	Director	April 19, 2001
* Dennis H. Jones	Director	April 19, 2001
* R James Green	Director	April 19, 2001
James Gauer	Director	April , 2001
*By: /s/ MARY DRIDI Mary Dridi Attorney-In-Fact

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